As filed with the Securities and Exchange Commission on August 28, 1997
                                                 Registration No. 33-__________

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MACROCHEM CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                              04-2744744
          --------                                              ----------
 (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)  ________________        Identification No.)

                               110 Hartwell Avenue
                         Lexington, Massachusetts 02173
                                 (617) 862-4003
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

     ALVIN J. KARLOFF                               Copy to:
     PRESIDENT AND CHIEF EXECUTIVE OFFICER          DWIGHT W. QUAYLE, ESQUIRE
     MacroChem Corporation                          ROPES & GRAY
     110 Hartwell Avenue                            One International Place
     Lexington, Massachusetts 02173                 Boston, MA  02110-2624
     (617) 862-4003                                 (617) 951-7406
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
Title of Shares   Amount      Proposed Maximum  Proposed Maximum    Amount of
to be Registered  to be       Offering Price    Aggregate Offering  Registration
                  Registered  Per Share (1)     Price (1)           Fee
--------------------------------------------------------------------------------
Common Stock -    1,186,800   $ 5.188           $ 6,157,118          $ 1,866
$.01 Par Value    Shares
--------------------------------------------------------------------------------

(1) Estimated, pursuant to Rule 457(c), solely for purposes of calculating the registration fee based on the average of the bid and the asked price of the Registrant's Common Stock as of a date within five business days of the date of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS                                                 SUBJECT TO COMPLETION
                                                                 AUGUST 28, 1997

                              MACROCHEM CORPORATION

                        1,186,800 Shares of Common Stock

                                -----------------

     All of the shares of MacroChem Corporation, a Delaware corporation (the "Company"), Common Stock, par value $.01 per share (the "Common Stock"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The Common Stock is traded on NASDAQ under the symbol "MCHM." On August 25, 1997, the closing bid and ask prices of the Common Stock were $5 1/8 and $5 1/4, respectively.

     The Company will not receive any of the proceeds from the sale of the Common Stock. Any or all of such Common Stock covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

     The Selling Stockholders named herein, or any pledgees, donees, transferees or other successors in interest, directly, through agents to be designated from time to time, or through dealers or underwriters also to be designated, may sell the Common Stock from time to time in one or more transactions in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay all the expenses of the registration of the Common Stock by the Selling Stockholders other than underwriting discounts and commissions and transfer taxes, if any.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

                            ------------------------

                 The date of this Prospectus is August ___, 1997


--------------------------------------------------------------------------------
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be acceptable prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (at http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement was filed electronically with the Commission and is available on the Commission's web site (at http://www.sec.gov).

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and made a part hereof:

          (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including portions of the Company's Proxy Statement dated April 17, 1997, relating to the Company's 1997 Annual Meeting of Stockholders, incorporated therein.

          (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

         (iii) The Description of the Company's Common Stock contained in its registration statement on Form 8-A, File No. 0-13634, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act (i) after the date of filing of the Registration Statement and prior to the effectiveness of the Registration Statement and (ii) after the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, upon request, without charge to each person to whom a copy of this Prospectus has been delivered, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Requests for such copies should be directed to: Investor Relations, MacroChem Corporation, 110 Hartwell Avenue, Lexington, Massachusetts 02173, (617) 862-4003.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS AND IN FORWARD-LOOKING STATEMENTS MADE FROM TIME TO TIME BY THE COMPANY ON THE BASIS OF MANAGEMENT'S THEN-CURRENT EXPECTATIONS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED OR REFERRED TO BELOW.

     An investment in the shares of Common Stock offered hereby is highly speculative and is suitable only for persons who are capable of bearing the economic risk of investment, including the total loss thereof. Prior to purchasing any shares of Common Stock, prospective investors should carefully consider the following risk factors, as well as other information in this Prospectus.

HISTORY OF OPERATING LOSSES; NEED FOR CONTINUED WORKING CAPITAL

     The Company has been engaged primarily in research and development since its inception in 1981 and has derived limited revenues from the commercial sale of its products and licensing of certain technology. The Company has had no revenues relating to the sale of any products currently under development. The Company has incurred net losses every year since its inception and the Company anticipates that losses may continue for the foreseeable future. At June 30, 1997, the Company's accumulated deficit was approximately $19.9 million. The Company's ability to continue operations after its current capital resources are exhausted depends on its ability to obtain additional financing and achieve profitable operations, as to which no assurance can be given.

     The Company continues to pursue the commercialization of its SEPA technology through discussion and presentation of its technology to potential licensees. No assurance can be given that these discussions will lead to any licenses. No assurance can be given that any license fees will be received by the Company. For the foreseeable future, and until marketing approvals are obtained, and/or license agreements are entered into, if ever, the Company anticipates limited licensing revenue and no royalties from sales of products using SEPA for pharmaceutical purposes.

TECHNOLOGY UNCERTAINTY AND EARLY STAGE PRODUCT DEVELOPMENT

     Although several systems have been developed by various pharmaceutical companies to enhance the transdermal delivery of specific drugs, relatively limited research has been conducted in the expansion of transdermal delivery systems to a wider range of pharmaceutical products. Although the Company has demonstrated in preclinical and clinical studies that its SEPA transdermal compounds may have applicability with a broad range of drugs, transdermal delivery systems are currently marketed for only a limited number of products. In addition, transdermal delivery systems used to date have often demonstrated adverse side effects for users, such as skin irritation and delivery difficulties.

     The Company's proposed products are in the early development stage, require significant further research, development, testing and regulatory clearances and are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products may be found to be ineffective or toxic, or otherwise may fail to receive necessary regulatory clearances; that the proposed products, although effective, may be uneconomical to market; or that third parties may market superior or equivalent products. Due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to realize revenues from the sale of any drugs in the near term.

NEED FOR SIGNIFICANT PRODUCT DEVELOPMENT EFFORTS AND ADDITIONAL FINANCING

     Before the Company or any licensees of the Company may market any products based upon the Company's technology, significant additional development efforts and substantial preclinical and clinical testing will be necessary. Unless substantial additional financing is obtained, the Company may not have sufficient working capital to complete clinical studies on any proposed products. No assurance can be given that the Company will be able to secure such financing on favorable terms, if at all.

UNCERTAINTIES RELATED TO CLINICAL TRIALS

     Before obtaining regulatory approval for the commercial sale of any of its pharmaceutical products under development, the Company must demonstrate that the product is safe and efficacious for use in each proposed situation. The results of preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that clinical trials of the Company's products will demonstrate the safety and efficacy of its products or will result in marketable products. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If the Company were unable to demonstrate the safety and efficacy of certain of its products, the Company may be adversely affected.

DEPENDENCE ON THIRD PARTIES FOR COMMERCIALIZATION; NO ASSURANCE OF LICENSE ARRANGEMENTS

     The Company intends to rely on licensees and joint venture arrangements to commercialize any products that are successfully developed. The resources and attention devoted by a licensee to a product are not within the Company's control, and this can result in delays in commercialization efforts. Further, no assurance can be given that the Company will be able to enter into new collaborative arrangements or that existing or future collaborative arrangements will be successful.

PRIOR DEVELOPMENT EFFORTS

     Since the Company's inception in 1981, the Company has engaged in research and development activities with respect to a variety of technologies and products, including polymers for medical and industrial use, dental adhesives, osteoporotic drugs and transdermal drug-delivery products. Although the Company has generated differing levels of revenue over the last several years, none of the Company's products or technologies has ever generated sustained revenues and the Company has never had profitable operations. The Company has expended a substantial amount of its resources in researching and developing technology relating to these products as well as in connection with the research and development of its transdermal delivery systems. No assurance can be given that the Company's development activities with respect to its transdermal delivery systems will be successful or that these efforts, as well, will not be eventually abandoned.

GOVERNMENT REGULATION; REGULATORY APPROVALS UNCERTAIN; DEPENDENCE ON THIRD PARTIES FOR FDA APPLICATION PROCESS

     The Company's proposed products, or products incorporating the Company's technology, require the approval of the U.S. Food and Drug Administration ("FDA") before they can be marketed in the U.S. In addition, approvals are required from health authorities in most foreign countries before such products can be marketed therein. To obtain FDA approval to market and sell the Company's products, an IND application must be filed and then a New Drug application ("NDA") or an Abbreviated New Drug application ("ANDA") must be filed with the FDA. After the IND application is filed and approved and before an NDA can be filed with the FDA, a product must undergo extensive clinical trials.

     No assurance can be given that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, cause the Company to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which the Company plans to compete. Substantial delays in obtaining required approvals from foreign regulatory authorities can also result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which any such products could be mandated. Further, pharmaceutical products and their manufacturers are subject to continuous review after approval, and later discovery of previously unknown problems with a product or the manufacturing process may result in restrictions on such product or the manufacturer, including withdrawal of the product or products from the market. In addition, the extent of potentially adverse government regulations that may arise from future administrative action or legislation cannot be predicted and could delay or prevent regulatory approval of the Company's potential products.

     In addition to the product-specific regulation specified above, the Company is also subject to regulation under federal, state and local regulations regarding work place safety, environmental protection and hazardous and controlled substance controls, among others. Non-compliance with applicable regulations and requirements can result in fines and other judicially imposed sanctions including recalls and criminal prosecutions based on products, promotional practices, or manufacturing practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices, as well as refusal of the government to approve NDAs.

LACK OF MARKETING EXPERIENCE; DEPENDENCE ON THIRD PARTIES FOR MARKETING AND DISTRIBUTION OF PRODUCTS

     The Company intends to market and distribute its proposed products through others pursuant to licensing, joint venture, or similar collaborative arrangements or distribution agreements. The Company has no sales force or marketing organization. If the Company directly markets and sells any of such products, it will, among other things, have to attract and retain qualified or experienced marketing and sales personnel. No assurance can be given that the Company will be able to attract and retain qualified or experienced marketing and sales personnel or that any efforts undertaken by such personnel will be successful. Any contractual arrangements with others may result in a lack of control by the Company over any or all of the marketing and sales of such products.

DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING

     The Company currently does not have facilities capable of manufacturing any proposed products in commercial quantities. Accordingly, the Company expects that it will be dependent to a significant extent on licensees, corporate partners or contract manufacturers for such manufacturing and for compliance with regulatory requirements for good manufacturing practices. The Company's dependence on third parties for manufacturing may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. If the Company decides to establish a commercial manufacturing facility, it will require substantial additional funds, will be required to hire and retain significant additional personnel and will be required to comply with extensive governmental regulations. No assurance can be given that the Company will be able to obtain additional capital to conduct such activities directly.

RELIANCE ON KEY EMPLOYEES; LIMITED PERSONNEL; ABILITY TO ATTRACT AND RETAIN QUALIFIED SCIENTISTS

     The success of the Company is dependent on the efforts and abilities of Dr. Carlos M. Samour, its Chairman of the Board of Directors and Scientific Director, Alvin J. Karloff, its Chief Executive Officer and President and Dr. Stephen J. Riggi, its Vice President of Operations. Dr. Samour, Mr. Karloff and Dr. Riggi are employed by the Company under employment agreements that are of indefinite length and include non-disclosure and non-competition provisions. The loss of Dr. Samour, Mr. Karloff or Dr. Riggi could have a material adverse effect on the Company's business.

     The Company's business also depends on access to scientific talent, competition for which is intense and can be expected to increase. There is no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees.

COMPETITION

     The Company competes with numerous firms, many of which are large, multi-national organizations with worldwide distribution. Most of these firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in manufacturing, marketing and distribution of products, than the Company. The Company also competes with numerous smaller companies that may have greater financial and other resources than the Company and increased flexibility in developing potential products on an accelerated basis. Also, recent trends in this area are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies of their own through joint ventures or other arrangements.

     The Company's proposed products and technology compete with other drug-delivery forms such as oral administration, injection and continuous infusion. The Company expects that competition in the field of drug-delivery will increase substantially in the future. New drugs, new therapeutic approaches or future developments in alternative drug-delivery technologies, such as time-release capsules, liposomes and implants, may provide therapeutic or cost advantages for competitive products. Changes in transdermal drug-delivery technology will require substantial investments by companies to maintain their competitive position and may provide opportunities for new competitors to enter the industry. No assurance can be given that the Company's competitors will not succeed in developing technologies and products that are more effective or less costly to use than any that are currently being developed by the Company or that developments by others will not render the Company's potential products or technologies non-competitive or obsolete.

PATENTS AND PROPRIETARY INFORMATION

     The Company believes that patent protection of its technologies, processes and products is important to its future operations. The success of the Company's proposed products may depend, in part, upon the Company's ability to obtain patent protection. No assurance can be given that litigation will not be commenced to challenge the Company's existing patents or any patents applied for in the future, or that the Company would be successful in defending any such challenge. In addition, no assurance can be given that the scope and validity of the Company's patents will prevent third parties from developing similar or competing products. The expenses involved in litigation regarding patent protection can be significant and cannot be estimated by the Company. Also, the cost of enforcing the Company's patent rights in lawsuits, if necessary, may be significant and could interfere with the Company's operations.

     Although the Company intends to file additional patent applications as management believes appropriate with respect to any new products or technological developments, no assurance can be given that any additional patents will be issued or, if issued, will be of commercial benefit to the Company. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible.

     The Company's employees and others who perform research for the Company have signed non-disclosure and confidentiality agreements with the Company. To the extent that the Company relies on unpatented proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to the Company's trade secrets, that any obligation of confidentiality will be honored or that the Company will be able to effectively protect its rights to proprietary technology. Further, no assurance can be given that any products developed by the Company will not infringe patents held by third parties or that, in such case, licenses from such third parties would be available on commercially acceptable terms, if at all.

PRODUCT LIABILITY; NO GENERAL INSURANCE

     The design, development, manufacture and sale of the Company's products involve an inherent risk of liability claims and associated adverse publicity. The Company currently has liability insurance to cover claims that may result from clinical trials, but does not maintain product liability insurance and may need to acquire such insurance coverage prior to the commercial introduction of its products. No assurance can be given that the coverage limits of the Company's insurance policies will be adequate. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms or at all. A successful claim brought against the Company if it is uninsured, or which is in excess of the Company's insurance coverage, if any, could have a material adverse effect upon the Company and its financial condition.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS

     The future revenues and profitability of, and availability of capital for bio-medical and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control and to reform in the health care system. In the United States, there have been, and the Company expects there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Company's prospects. If the Company or one of its partners succeeded in bringing one or more of its products, based upon the Company's technology, to market, there can be no assurance that these products will be cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company or its partners to sell such products on a profitable basis.

NO DIVIDENDS

     The Company has paid no dividends on its Common Stock to date and currently intends to retain its earnings, if any, to finance its business.

POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company is authorized to issue up to 6,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors of the Company, without further action by stockholders. The terms of any series of Preferred Stock, which may include special voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions, could adversely affect the rights of the holders of the Common Stock. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which stockholders may receive premiums for their Shares, or otherwise dilute the rights of holders of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Substantially all of the Company's 16,150,375 shares of Common Stock outstanding as of June 30, 1997 are freely tradeable pursuant to Rule 144 or otherwise. In addition, 9,687,025 shares of Common Stock issuable upon the exercise of the Company's options and warrants outstanding as of June 30, 1997 will be freely tradeable upon exercise. An additional 1,771,455 shares of Common Stock are reserved for grants of options and other awards to employees, officers, directors and consultants under the Company's 1994 Equity Incentive Plan.

     The existence of outstanding options and warrants for the Company's Common Stock may affect the price at which the Common Stock may be sold. In addition, the exercise of any such options or warrants may dilute the net tangible book value of the Common Stock, and the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

DELAWARE ANTI-TAKEOVER LAW

     The Company, a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. As a result, potential acquirers of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of shares of the Common Stock of certain opportunities to sell or otherwise dispose of such shares at above-market prices pursuant to such transactions.

                                   THE COMPANY

     The Company was organized and commenced operations as a Massachusetts corporation in 1981 and was reincorporated as a Delaware corporation on May 26, 1992. Since the Company's inception, it has engaged in research and development with respect to technologies and products including polymers for medical and industrial use, dental adhesives and transdermal drug delivery products. Since 1988, the Company has devoted a substantial amount of its resources to the development and licensing of the Company's technology for the enhancement of transdermal drug delivery, SEPA(R). The Company's principal executive offices are located at 110 Hartwell Avenue, Lexington, MA 02173 and its telephone number is (617) 862-4003.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds of the Common Stock offered hereby by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding ownership of the Company's Common Stock as of August 18, 1997 by the Selling Stockholders, including the number and percentage of shares of the Common Stock that each Selling Stockholder would own beneficially if all of the shares offered hereby by such Selling Stockholder were sold. However, because the Selling Stockholders may sell all or part of the Common Stock offered hereby by each of them and because their offering is not being underwritten on a firm commitment basis, no estimate can be given as to the actual amount or percentage of the Common Stock that will be held by Selling Stockholders upon termination of this offering.

                               Number         Number     Number and Percentage
                               of Shares      of Shares  of Shares Beneficially
Selling                        Beneficially   Offered    Owned if all the Shares
Stockholder                    Owned          Hereby     Offered Hereby are Sold
-----------                    ------------   ---------  -----------------------

                                                            NUMBER:  PERCENTAGE:
                                                           --------  ----------

Emin Company, L.L.C.(1)         1,010,102    1,000,000        10,102      *
45 Park Place South
Suite 103
Morristown, New Jersey 07960

Janssen-Meyers
 Associates, L.P.(2)               66,558       66,558             0      *
17 State Street
New York, NY 10004

Peter Janssen(3)                1,746,396       69,729     1,676,667    10.3%
1780 Route 106
Muttontown, NY 11791

Bruce Meyers(3)                 1,220,395       69,729     1,150,666     7.1%
315 E. 86th Street
New York, NY 10028

Jacqueline M. Goode(4)              6,342        6,342             0      *
444 Storm Street
Oceanside, NY 11572

Lehman Brothers Inc.(5)            16,000       16,000             0      *
3 World Financial Center
New York, NY 10285

J. Peter Lynch(6)                  47,500       25,000        22,500      *
407 Pound Ridge Road
South Salem, NY 10590

----------------------------------
* Less than 1%.

(1) Emin Company, L.L.C. ("Emin") currently has two members, David H.
Russell and Peter G. Martin. The shares of Common Stock offered hereby by Emin were issued by the Company to Mr. Russell in a private placement in 1995. Mr. Russell contributed the shares to the capital of Emin in July 1996. In connection with his purchase in the private placement, Mr. Russell had the right to designate one person to be nominated by the Company to serve on its Board of Directors. Mr. Russell designated Mr. Martin, who was elected to the Company's Board of Directors in 1995 and re-elected in 1996 and 1997.

(2) The shares of Common Stock offered hereby by Janssen-Meyers Associates, L.P. ("Janssen-Meyers") are issuable upon exercise of a warrant (the "Janssen-Meyers Warrant") issued by the Company to Janssen-Meyers in June 1996 for the purchase of 145,800 shares of Common Stock at a price of $6.075 per share. The market price of the Common Stock on the grant date of the Janssen-Meyers Warrant was $5.125 per share which resulted in compensation expense of approximately $433,100 being recorded by the Company. The Janssen-Meyers Warrant, which expires on June 17, 1999, was issued in connection with services performed for the Company by Janssen-Meyers. In January 1997, a portion of the Janssen-Meyers Warrant was transferred as follows: Peter Janssen, warrants to purchase 36,450 shares; Bruce Meyers, warrants to purchase 36,450 shares; and Jacqueline M. Goode, warrants to purchase 6,342 shares. Pursuant to a consulting agreement dated July 27, 1995, which expired on March 27, 1996, the Company engaged Janssen-Meyers to perform consulting services relating to corporate finance and other financial service matters, for which Janssen-Meyers was compensated $5,000 per month plus pre-approved expenses. In addition, the Company paid Janssen-Meyers a monthly fee of $5,000 for consulting services from December 1996 through April 1997.

(3) Peter Janssen and Bruce Meyers each own 50% of Janssen-Meyers. The shares of Common Stock offered hereby by Mr. Janssen and Mr. Meyers include 36,450 shares and 36,450 shares, respectively, issuable upon exercise of the portion of the Janssen-Meyers Warrant transferred to them and 33,279 shares and 33,279 shares, respectively, issuable upon exercise of the portion of the Janssen-Meyers Warrant not transferred by Janssen-Meyers as described in footnote (2) above. In addition to these shares, the amount listed under "Number of Shares Beneficially Owned" for Mr. Janssen includes 90,000 shares of outstanding Common Stock and 1,586,667 shares of Common Stock issuable upon exercise of 52,500 Class A warrants, 55,500 Class AA warants and 29 7/12 Unit Purchase Options (each Unit consisting of 30,000 shares of Common Stock, 10,000 Class A warrants and 10,000 Class AA warrants) owned by Mr. Janssen. The amount listed for Mr. Meyers includes 9,000 shares of outstanding Common Stock and 1,141,666 shares of Common Stock issuable upon exercise of 95,833 Class A warrants, 95,833 Class AA warrants and 19 Unit Purchase Options owned by Mr. Meyers.

(4) Jacqueline M. Goode was the Chief Operating Officer of Janssen-Meyers from December 1993 through March 1997. The shares of Common Stock offered hereby by Ms. Goode are issuable upon exercise of the warrant issued to her referenced in footnote (2) above.

(5) Pursuant to an agreement dated June 5, 1997, the Company engaged Lehman Brothers Inc. ("Lehman") to perform consulting services relating to corporate finance and strategic development matters, for which Lehman received the 16,000 shares of Common Stock offered hereby. In addition, the Company has agreed to reimburse Lehman up to $25,000 for reasonable expenses incurred in connection with Lehman's services under the agreement and may retain Lehman to perform investment banking services for additional compensation. The agreement expires on June 5, 1998.

(6) The shares of Common Stock offered hereby by J. Peter Lynch were granted to him by the Company in August 1997 as compensation for consulting services.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

     The shares of the Common Stock offered hereby (the "Shares") may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in one or more transactions in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated prior to the sale. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them from the Selling Stockholders may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may be prohibited from simultaneously engaging in market making activities with respect to the Common Stock for a restricted period that commences one or five business days (depending upon the worldwide average daily trading volume of the Common Stock and the public float value of the Company) before the day of pricing of the Common Stock and continues until the distribution is over. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 102 and 104 of Regulation M, which provisions may limit the timing of bids for and purchases of the Common Stock by the Selling Stockholders or any such other person.

     In order to comply with certain states' securities laws, if applicable, the Common Stock must be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless its has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Ropes & Gray, Boston, Massachusetts.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

=============================================  =================================
     NO DEALER, SALES PERSON OR OTHER           1,186,800 Shares of Common Stock
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS              MACROCHEM CORPORATION
OFFERING OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY, THE SELLING STOCKHOLDERS
SET FORTH UNDER "SELLING STOCKHOLDERS" OR
ANY UNDERWRITER. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF ANY OFFER TO BUY ANY OF THE
SECURITIES IN ANY JURISDICTION WHERE, OR TO
ANY PERSON TO WHOM, IT IS UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION. THE
DELIVERY OF THIS PROSPECTUS AT ANY TIME
DOES NOT IMPLY THAT INFORMATION HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO ITS
DATE.
                                                        August __, 1997

             -----------

          TABLE OF CONTENTS

                                       Page

Available Information . . . . . . . . .   2
Incorporation of Certain Documents
  by Reference. . . . . . . . . . . . .   2
Risk Factors. . . . . . . . . . . . . .   3
The Company . . . . . . . . . . . . . .   9
Use of Proceeds . . . . . . . . . . . .   9
Selling Stockholders. . . . . . . . . .  10
Plan of Distribution. . . . . . . . . .  12
Legal Matters . . . . . . . . . . . . .  13
Experts . . . . . . . . . . . . . . . .  13

=============================================  =================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of the expenses incurred or expected to be incurred by the Company in connection with the offering described in this Registration Statement. No portion of such expenses are expected to be borne by Selling Stockholders. (Items marked with an asterisk (*) represent estimated expenses):

         Registration Fee......................................$ 1,866
         Printing Cost*........................................$   500
         Legal Fees*...........................................$20,000
         Accounting Fees*......................................$ 7,000
         Miscellaneous*........................................$ 1,000

              TOTAL*...........................................$30,366
                                                               =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase that is deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

     "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provisions:

     "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees", who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 16.  EXHIBITS

         The following exhibits are filed herewith:

Exhibit
  NO.                     TITLE
-------                   -----

  5.1          Opinion of Ropes & Gray

 23.1          Consent of Deloitte & Touche LLP

 23.2 Consent of Ropes & Gray (included in the opinion filed as Exhibit 5.1)

 24.1 Power of Attorney (to be included as part of signature page filed herewith)

ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

     (5) that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (6) to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Massachusetts, on the 15th day of August, 1997.

                                                        MACROCHEM CORPORATION

                                                        /S/ ALVIN J. KARLOFF
                                                        --------------------
                                                  By:   Alvin J. Karloff,
                                                        Chief Executive Officer,
                                                        President and Director

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of MacroChem Corporation, hereby severally constitute and appoint Alvin J. Karloff and Stephen J. Riggi and each of them singly, as true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all additional amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable MacroChem Corporation to comply with the provisions of the Securities Act of 1993, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         CAPACITY                          DATE
---------                         --------                          ----

/S/ CARLOS M. SAMOUR              Chairman of the                August 15, 1997
--------------------              Board and Directors
Carlos M. Samour


/S/ ALVIN J. KARLOFF              Chief Executive                August 15, 1997
--------------------              Officer, President
Alvin J. Karloff                  and Director(principal executive,
                                  financial, and accounting officer)


/S/ WILLARD M. BRIGHT             Director                       August 15, 1997
---------------------
Willard M. Bright


/S/ MICHAEL A. DAVIS              Director                       August 15, 1997
--------------------
Michael A. Davis

/S/ PETER G. MARTIN               Director                       August 15, 1997
-------------------
Peter G. Martin


/S/ STEPHEN J. RIGGI              Vice President,                August 15, 1997
--------------------              Operations and Director
Stephen J. Riggi

                                  EXHIBIT INDEX

         DESCRIPTION

         Opinion of Ropes & Gray
         Consent of Deloitte & Touche LLP